The transactions pursuant to the share exchange described in this press release involve securities of a Japanese company. The share exchange is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

May 14, 2021

To Whom It May Concern,

Company Name:	Taisho Pharmaceutical Holdings Co., Ltd.
Representative:	Akira Uehara, Chief Executive Officer
(First Section of TSE: Code 4581)
Contact:	Shinichi Tanaka, General Manager Corporate Communications (Tel: +81-3-3985-2020)

Company Name:	Biofermin Pharmaceutical Co., Ltd.
Representative:	Toshimichi Kunori, President and Representative Director
(First Section of TSE: Code 4517)
Contact:	Hidehiko Kitamura, Director (Tel: +81-78-332-2890)

Notice Concerning the Execution of the Share Exchange Agreement to Make
Biofermin Pharmaceutical Co., Ltd. a Wholly-owned Subsidiary of
Taisho Pharmaceutical Holdings Co., Ltd.

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Taisho Pharmaceutical Holdings Co., Ltd. [Headquarters: Toshima-ku, Tokyo, Chief Executive Officer: Akira Uehara] (hereinafter, “Taisho HD”) and Biofermin Pharmaceutical Co., Ltd. [Headquarters: Kobe, Hyogo, President and Representative Director: Toshimichi Kunori] (hereinafter, “Biofermin”) hereby announce that they resolved at their respective boards of directors meeting held today to conduct a share exchange through which Taisho HD will become a wholly-owning parent company and Biofermin will become a wholly-owned subsidiary (hereinafter, the “Share Exchange”), and that they have executed a share exchange agreement (hereinafter, the “Share Exchange Agreement”) between the companies today.

The Share Exchange is scheduled to be conducted after the Share Exchange Agreement is approved by resolution of the annual shareholders meeting of Biofermin scheduled to be held on June 24, 2021. However, Taisho HD plans to conduct the Share Exchange through the simplified share exchange procedure (kani kabushiki kokan) under the provision of Article 796, Paragraph 2 of the Companies Act, without obtaining approval for the execution of the Share Exchange Agreement by resolution of its shareholders meeting.

Prior to the effective date of the Share Exchange (scheduled on July 30, 2021), the common stock of Biofermin (hereinafter, the “Biofermin Shares”) is scheduled to be delisted from the First Section of Tokyo Stock Exchange, Inc. (hereinafter, the “TSE”) as of July 28, 2021 (with a final trading date of July 27, 2021).

1.	Purposes of the Share Exchange

Taisho Group’s mission is “to contribute to society by creating and offering superior pharmaceuticals and health-related products as well as healthcare-related information and services in socially responsible ways that enrich people’s lives by improving health and beauty”. As the leading company for domestic OTC pharmaceuticals, the main Self-Medication Operation Group (the group handling OTC pharmaceuticals and health related products) is strengthening its brand by developing and improving products that meet the needs of consumers. In addition, the Prescription Pharmaceutical Operation Group is working on creating distinctive new drugs as an R&D-oriented company, by focusing on the following key domains: “orthopedic disorders”, “metabolic diseases”, “infectious diseases,” and “CNS diseases” where Taisho HD has advantages in sales and development.

Meanwhile, since its establishment in 1917, Biofermin has specialized in the manufacture and distribution of lactic acid bacteria products including “Biofermin”, established the “Biofermin” brand and actively contributed to promoting the health of consumers. Its philosophy has been “to protect intestinal environments with medicines for lactic acid bacteria and to contribute to a society where all people can lead healthy lives” since its establishment. To fulfill its mission, Biofermin aims to expand its business and achieve sustainable growth by developing new products and strengthening its brand value in order to solve the concerns of, and respond to the needs from, consumers. Biofermin also aims to enhance its enterprise value by strengthening its business foundation through the promotion of research and development that focuses on probiotics including lactic acid bacteria and the investment in production facilities.

In 2008, Taisho Pharmaceutical Co., Ltd. [Headquarters: Toshima-ku, Tokyo, Chief Executive Officer: Shigeru Uehara] (hereinafter, “Taisho”) acquired 56.93% of the Biofermin Shares through a tender offer (in terms of voting rights after the tender offer) and made Biofermin its consolidated subsidiary. Since the commencement of the capital alliance in the same year, Taisho HD and its subsidiaries, Taisho and Biofermin, have established various cooperative structures, including sales, through the execution of an exclusive distributorship agreement in 2013 and increase of shareholding ratio. In terms of Biofermin’s transactions of OTC drugs and quasi-drugs, Taisho started selling such drugs in October 2017, and Taisho has been conducting domestic sales of all products including prescription drugs since January 2021, and thereby further strengthening the cooperative structures.

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Meanwhile, the business environment surrounding both companies has been changing significantly in recent years. In Taisho Group’s Self-Medication Operation Group, due to the impacts of the COVID-19 pandemic, the market has drastically changed due to a decline in the inbound tourism demand as well as changes in consumer needs, living environments and purchasing behaviors. In its Prescription Pharmaceutical Operation Group, while the difficulty in developing new drugs has increased, the business environment is becoming increasingly severe, with the NHI price revision, which was previously implemented once every two years, being implemented in the off-years as well from fiscal year ending March 31, 2022.

Under such a business environment, Taisho HD believes that, in the mid-and-long term business strategies of Taisho Group’s Self-Medication Operation Group and Prescription Pharmaceutical Operation Group, the “Biofermin” brand that Biofermin owns and the know-how cultivated through technology and experience accumulated over 100 years are respectively important management assets of Taisho Group, and wishes to pursue the unknown potential of lactic acid bacteria by continuing to bring together the full strengths of both companies in terms of sales, research and development, quality assurance, and manufacturing. Further, as for the overseas expansion of Biofermin, Taisho HD believes that it can utilize Taisho’s overseas sales networks, which are expanding mainly in Southeast Asia and Europe, to proceed with the overseas expansion of Biofermin’s products more quickly. Based on the above, Taisho HD concluded that conducting the Share Exchange is the best choice for both Taisho HD and Biofermin, and at the beginning of February 2021, Taisho HD proposed the Share Exchange to Biofermin.

On the other hand, Biofermin also believes that its business environment is becoming increasingly severe year by year due to the increasingly competitive environment in recent years, the NHI price revision in connection with the medical system reform, the decrease, etc. in sales figures and prescription volume resulting from the decrease in the number of customers at drug stores and patients at medical facilities with the public voluntarily refraining from going outside to prevent the spread of the COVID-19 pandemic.

Under such circumstances, Biofermin has carefully considered the proposal from Taisho HD, and Taisho HD and Biofermin held discussions on several occasions. As a result, Biofermin came to the conclusion that becoming a wholly-owned subsidiary of Taisho HD and deepening the group-wide cooperative structures based on the relationship of trust that has been cultivated since becoming a consolidated subsidiary of Taisho, and thereby making greater use of Taisho’s solutions and marketing systems than ever before will contribute to the enhancement of Biofermin’s enterprise value. In particular, as described above, the business environment is becoming increasingly severe, and since it has become necessary to further focus on product development and basic research for future growth, Biofermin believes that, through direct communication with Taisho’s sales divisions, it will become able to share customer information, and develop products and engage in promotional activities more than ever in response to the needs of consumers. In addition, it believes that technological synergies can be expected, such as sharing Taisho’s technology in drug developments and the like, which Biofermin has no previous experience in. Furthermore, it believes that utilizing Taisho’s overseas sales networks and sharing information from other countries more than ever before are advantages that Biofermin, which is seeking to expand its business overseas to achieve sustainable expansion as the Japanese population is decreasing, can achieve.

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As a result, Taisho HD and Biofermin determined that it is desirable to make Taisho HD the wholly owning parent company of Biofermin by conducting the Share Exchange and to promote the sustainable growth of Biofermin through the establishment of a flexible and prompt decision making system. Therefore, both companies resolved to conduct the Share Exchange and executed the Share Exchange Agreement today.

After conducting the Share Exchange, Taisho HD and Biofermin will further share information and human resources between the companies and mutually combine their management resources more than ever before. In addition, through the Share Exchange, Biofermin will be able to eliminate the need to respond to general shareholders as well as the cost of handling and maintaining the listing, dissolve potential conflicts of interest between Taisho HD and its minority shareholders, establish an efficient management system including a rapid decision making system, and concentrate management resources on business strategies. Taisho HD believes that the Share Exchange will enable the implementation of Biofermin’s bold and flexible business strategy and significantly contribute to the continued growth and development of Biofermin, as well as increase the corporate value of the entire group from a mid-and-long-term perspective.

2.	Outline of the Share Exchange
(1)	Schedule for the Share Exchange
Record date for the shareholders meeting (Biofermin)	March 31, 2021
Date of the resolution of the board of directors for the execution of the Share Exchange Agreement (Taisho HD and Biofermin)	May 14, 2021
Date of execution of the Share Exchange Agreement (Taisho HD and Biofermin)	May 14, 2021
Date of the resolution of the annual shareholders meeting to approve the Share Exchange (Biofermin)	June 24, 2021 (scheduled)
Final trading date of shares (Biofermin)	July 27, 2021 (scheduled)
Delisting date of shares (Biofermin)	July 28, 2021 (scheduled)
Scheduled date of the Share Exchange (effective date)	July 30, 2021 (scheduled)

(Note 1) Taisho HD plans to conduct the Share Exchange through the simplified share exchange procedure (kani kabushiki kokan) under the provision of Article 796, Paragraph 2 of the Companies Act, without obtaining approval for the execution of the Share Exchange Agreement by resolution of its shareholders meeting.

(Note 2) The schedule of the Share Exchange may be subject to change upon discussion and agreement between both companies where necessary in the course of the procedures of the Share Exchange or for other reasons.

(2)	Method of the Share Exchange

Taisho HD and Biofermin will conduct the Share Exchange with Taisho HD as being the wholly-owning parent company and Biofermin as being the wholly-owned subsidiary. The Share Exchange will be conducted after the Share Exchange Agreement is approved by resolution of the annual shareholders meeting of Biofermin to be held on June 24, 2021. Taisho HD plans to conduct the Share Exchange through the simplified share exchange procedure (kani kabushiki kokan) under the provision of Article 796, Paragraph 2 of the Companies Act, without obtaining approval for the execution of the Share Exchange Agreement by resolution of its shareholders meeting.

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(3)	Details of Allotment in the Share Exchange
	Taisho HD (wholly-owning parent company resulting from the share exchange)	Biofermin (wholly-owned subsidiary resulting from the share exchange)
Allotment ratio in the Share Exchange	1	0.50
Number of shares to be delivered through the Share Exchange	Common stock of Taisho HD: 2,164,627 shares (scheduled)

(Note 1) Allotment ratio pertaining to the Share Exchange

For each share of the Biofermin Shares, 0.50 shares of the common stock of Taisho HD (hereinafter, the “Taisho HD Shares”) will be allotted and delivered. However, no shares will be allotted in the Share Exchange for the Biofermin Shares held by Taisho HD (7,632,021 shares as of the date of this press release).

The abovementioned allotment ratio in the Share Exchange (hereinafter, the “Share Exchange Ratio”) may be subject to change upon discussion and agreement between both companies in the event of any material change to the grounds on which the valuation is based.

(Note 2) Number of the Taisho HD Shares to be delivered through the Share Exchange

Upon the Share Exchange, Taisho HD will allot and deliver to shareholders of Biofermin (provided, however, that such shareholders shall exclude Taisho HD) at the time immediately preceding the time at which Taisho HD acquires all of Biofermin’s outstanding shares (excluding the Biofermin Shares held by Taisho HD) through the Share Exchange (hereinafter, the “Record Time”) the Taisho HD Shares equivalent to the amount obtained by multiplying the Share Exchange Ratio by the total number of the Biofermin Shares it holds. Upon such delivery, Taisho HD will allot shares from the treasury shares it holds, and will not issue new shares upon the allotment in the Share Exchange.

By resolution of the board of directors to be held by the day immediately preceding the effective date of the Share Exchange, Biofermin plans to cancel all of its treasury shares held at the Record Time (including the shares acquired in response to dissenting shareholders’ share purchase request regarding the Share Exchange under Article 785, Paragraph 1 of the Companies Act) on or before the Record Time. The number of shares to be delivered through the Share Exchange may be subject to change in the future upon the acquisition or cancellation of treasury shares by Biofermin or for other reasons.

(Note 3) Treatment of shares less than one unit

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The shareholders of Biofermin who will hold shares that are less than one unit of the Taisho HD Shares (less than 100 shares) in conjunction with the Share Exchange will be entitled to use the following program for the Taisho HD Shares. Shares less than one unit are not allowed to be sold in the financial instruments exchange markets.

Purchase for shares less than one unit (sale of shares less than 100 shares)

Pursuant to the provisions of Article 192, Paragraph 1 of the Companies Act, shareholders who hold less than one unit of the Taisho HD Shares may request that Taisho HD purchase their shares less than one unit.

(Note 4) Treatment of fractional shares less than one share

In accordance with Article 234 of the Companies Act and other relevant laws and regulations, Taisho HD will sell the number of Taisho HD Shares equivalent to the total number of such fractional shares (if there is any fractional share less than one share in the total number, such fractional share shall be rounded down), and will pay in cash the proceeds of such sale in proportion to such fractional share to shareholders of Biofermin who will receive the allotment of the Taisho HD Shares for fractions constituting less than one share under the Share Exchange.

(4)	Treatment of Stock Acquisition Rights and Bonds with Stock Acquisition Rights in Conjunction with the Share Exchange

Biofermin will extinguish all of the stock acquisition rights issued and outstanding by Biofermin by acquiring such rights without consideration from holders of such stock acquisition rights and cancelling such rights by not later than the day immediately preceding the effective date.

Biofermin has not issued any bonds with stock acquisition rights.

3. Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange

(1) Basis and Reasons for Details of Allotment

In order to ensure that the Share Exchange Ratio to be used in the Share Exchange, which is stated in “(3) Details of Allotment in the Share Exchange” in “2. Outline of the Share Exchange” above, will be calculated fairly and appropriately, Taisho HD and Biofermin have decided to separately retain a third-party valuation agent that is independent of both companies to calculate the share exchange ratio. Taisho HD appointed SMBC Nikko Securities Inc. (hereinafter, “SMBC Nikko Securities), and Biofermin appointed Daiwa Securities Co. Ltd. (hereinafter, “Daiwa Securities”) as their third-party valuation agent, respectively.

As described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflict of Interests)” below, Taisho HD has carefully discussed and examined the Share Exchange Ratio based on the valuation report of the share exchange ratio received from SMBC Nikko Securities, which is the third-party valuation agent of Taisho HD, advice from Anderson Mori & Tomotsune, which is its legal advisor, results of the due diligence that Taisho HD conducted on Biofermin and the like. As a result, since Taisho HD has reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders, it has determined that it is appropriate to implement the Share Exchange with the Share Exchange Ratio.

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As described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflict of Interests)” below, Biofermin has carefully discussed and examined the Share Exchange Ratio based on the valuation report of the share exchange ratio received from Daiwa Securities, which is the third-party valuation agent of Biofermin, advice from Nakamura, Tsunoda & Matsumoto, which is its legal advisor, results of the due diligence that Biofermin conducted on Taisho HD, and instructions and advice received from a special committee comprised only of members who are independent of, and have no interest in, Taisho HD, which is the majority shareholder of Biofermin (hereinafter, the “Special Committee”; for further details, see “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflict of Interests)” below) and contents of the report from the Special Committee received on May 14, 2021 (for further details, see “(3) Outline of Opinion Obtained from a Party who has No Conflicts of Interest in a Controlling Shareholder Stating that the Transaction, etc. would Not be Disadvantageous to the Minority Shareholders” of “8. Matters Related to Transactions, Etc. with Controlling Shareholders” below) and the like. As a result, since Biofermin has reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of its shareholders as explained in “(ii) Outline of the Valuation” of “(2) Matters Concerning the Valuation” below, it has determined that it is appropriate to implement the Share Exchange with the Share Exchange Ratio.

In this way, Taisho HD and Biofermin have carefully examined the Share Exchange by referring to the results of the valuation of the share exchange ratio that each of them were provided by a separate third-party valuation agent and to the results of due diligence that they conducted on each other, and have had continuous negotiations and discussions by comprehensively considering factors including the financial conditions, asset conditions and future outlook of both companies. As a result, Taisho HD and Biofermin have reached a decision that the Share Exchange Ratio is appropriate and will contribute to the interests of their respective shareholders, and therefore, they have concluded that it is appropriate to implement the Share Exchange using the Share Exchange Ratio. The Share Exchange Ratio may be amended upon discussion between the two companies in the event of any material change in the conditions on which the valuation is based in accordance with the Share Exchange Agreement.

(2) Matters Concerning the Valuation

i.	Names of the Valuation Agents and their Relationships with the Companies

Neither SMBC Nikko Securities, which is the third-party valuation agent of Taisho HD, nor Daiwa Securities, which is the third-party valuation agent of Biofermin, are a related party of Taisho HD or Biofermin. They are independent valuation agents and do not have any material interest that must be stated in relation to the Share Exchange.

ii.	Outline of the Valuation

With respect to Taisho HD, SMBC Nikko Securities performed its valuation by adopting the average market price analysis (in which, SMBC Nikko Securities set May 13, 2021 as the valuation reference date, and conducted the analysis by using the average closing price of Taisho HD shares on the first section of the TSE for the last one month from April 14, 2021 to valuation reference date, for the last three months from February 15, 2021 to the valuation reference date, and for the last six months from November 16, 2020 to the valuation reference date) as Taisho HD is listed in a financial instruments exchange and its market share price exists.

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With respect to Biofermin, SMBC Nikko Securities performed its valuation by adopting the average market price analysis (in which, SMBC Nikko Securities set May 13, 2021 as the valuation reference date, and conducted the analysis by using the average closing price of Biofermin shares on the first section of the TSE for the last one month from April 14, 2021 to the valuation reference date, for the last three months from February 15, 2021 to the valuation reference date, and for the last six months from November 16, 2020 to the valuation reference date) as Biofermin is listed in a financial instruments exchange and its market share price exists. SMBC Nikko Securities also used the discounted cash flow method (hereinafter, the “DCF Analysis”) in valuation for Biofermin so that the valuation will reflect the future conditions of Biofermin’s business activities. In the DCF Analysis, Taisho HD independently reviewed the financial projections provided by Biofermin, and the share price is calculated by discounting the future cash flows, which are based on financial projections from the fiscal year ending March 2022 until the fiscal year ending March 2026, at a certain discount rate to give their present values.

The range of the exchange ratio of Biofermin shares is as follows where the share value per share of Taisho HD is 1.

Adopted method		Calculated result of the share exchange ratio
Taisho HD	Biofermin
Average market price analysis	Average market price analysis	0.382～0.443
	DCF Analysis	0.439～0.565

When calculating the share exchange ratios above, SMBC Nikko Securities used information provided by Biofermin or disclosed publicly on the assumption that all of the materials and information are accurate and complete, and therefore, SMBC Nikko Securities has not made an independent study of the accuracy and completeness thereof. Also, SMBC Nikko Securities has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any third-party agent in connection with the value of assets or liabilities (including contingent liabilities) of Biofermin, including the analysis and assessment of their respective assets and liabilities. The valuation of the share exchange ratio by SMBC Nikko Securities reflects information and economic conditions up to May 13, 2021, and it is assumed that the financial projections of Biofermin were reasonably examined or prepared by the management of both companies based on the best projection and determination available at that time.

In the financial projections that SMBC Nikko Securities used as a basis for the valuation in the DCF Analysis, a significant increase or decrease of the profit is expected. Specifically, as it is expected that its operating profit will decline significantly, with the effects of the cost for the redevelopment of a factory that Biofermin started constructing in April 2021 concentrating in the fiscal year ending March 2024, Biofermin expects a significant decrease in profit from the fiscal year ending March 2023, and expects a significant increase in profit in the next fiscal year ending March 2025 due to the reduction of its burden. The financial projections do not reflect the implementation of the Share Exchange.

Meanwhile, with respect to Taisho HD, Daiwa Securities performed its valuation by adopting the market price analysis as Taisho HD is listed in a financial instruments exchange and its market share price exists. In performing the market price analysis, Daiwa Securities set May 13, 2021 as the valuation reference date, and used the simple average closing prices of Taisho HD shares on the first section of the TSE for the last one month, three months and six months before the valuation reference date.

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With respect to Biofermin, Daiwa Securities performed its valuation by adopting the market price analysis as Biofermin is listed in a financial instruments exchange and its market share price exists. Daiwa Securities also used the DCF Analysis in valuation for Biofermin so that the valuation will reflect the future conditions of business activities.

In performing the market price analysis, Daiwa Securities set May 13, 2021 as the valuation reference date, and used the simple average closing prices of Biofermin shares on the first section of the TSE for the last one month, three months and six months before the valuation reference date.

In the DCF Analysis, the enterprise value is appraised by discounting the future cash flows, which are based on financial projections from the fiscal year ending March 2022 until the fiscal year ending March 2028 prepared by Biofermin, at a certain discount rate to give their present values. The perpetual growth method was used to calculate the continuous value under the DCF Analysis. Specifically, it is calculated at a discount rate of 7.1% to 8.1% and a permanent growth rate of 0.0% to 0.5%.

The range of the exchange ratio of Biofermin shares is as follows where the share value per share of Taisho HD is 1.

Adopted method		Calculated result of the share exchange ratio
Taisho HD	Biofermin
Market price analysis	Market price analysis	0.382～0.443
	DCF Analysis	0.442～0.539

When calculating the share exchange ratio, Daiwa Securities used information provided by Biofermin or disclosed publicly, without modifying it in principle, on the assumption that all of the materials and information subject to the analysis and examination are accurate and complete, and that there is no fact that may materially affect the valuation of the share exchange ratio among facts that are not disclosed to Daiwa Securities. Therefore, Daiwa Securities has not made an independent study of the accuracy and completeness thereof. Also, Daiwa Securities has not made an independent assessment, appraisal or evaluation and has not requested an appraisal or evaluation to any third-party agent in connection with the value of assets or liabilities (including contingent liabilities) of Biofermin, including the analysis and valuation of their respective assets and liabilities. It is assumed that the financial projections of Biofermin that were referred to in the valuation were prepared reasonably by the management of Biofermin based on the best projection and determination available at that time. The valuation reflects information and economic situation up to May 13, 2021. Daiwa Securities does not express its opinion regarding fairness of the share exchange ratio to be used in the Share Exchange by providing the result of the valuation of such ratio. In the financial projections that Daiwa Securities used as a basis for application of the DCF Analysis, a significant increase or decrease of the profit is expected. Specifically, although the operating profit decreased in the fiscal year ended March 2021 due to an increase in investments, Biofermin expects a significant increase in its profit in the fiscal year ending March 2022 primarily due to the expected expansion of Shin Biofermin S series with the effect of the aforementioned investments. In the fiscal year ending March 2024, Biofermin expects a significant decrease in its profit from the fiscal year ending March 2023 since its operating profit is expected to decline significantly due to the temporary increase in the cost for the redevelopment of a factory that Biofermin started constructing in April 2021. However, as the cost is expected to decrease in the fiscal year ending March 2025, Biofermin expects a significant increase in its profit in the same fiscal year. The financial projections do not reflect the implementation of the Share Exchange.

(3) Prospects of the Delisting and Reasons for the Delisting

By conducting the Share Exchange, Biofermin will become a wholly owned subsidiary of Taisho HD on the effective date of the Share Exchange (scheduled to be July 30, 2021), and Biofermin shares will be delisted as of July 28, 2021 (the final trading date is scheduled to be July 27, 2021) in accordance with the TSE’s delisting criteria. If the planned effective date of the Share Exchange is changed, the delisting date will also be changed.

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Although it will no longer be possible to trade Biofermin shares on the TSE after its delisting, Taisho HD shares, which will be allocated to the shareholders of Biofermin through the Share Exchange, will remain listed on and can be traded in the TSE even after the effective date of the Share Exchange. Therefore, as for the shareholders of Biofermin who hold at least 200 shares of Biofermin as of the Record Time and, through the Share Exchange, will be allotted at least 100 shares of Taisho HD, which collectively constitute one Taisho HD share unit, Taisho HD and Biofermin believe that they can continue to provide liquidity for the portion of shares constituting at least one share units although such shareholders might also be allotted a number of shares less than one share unit in proportion to the number of shares they hold.

On the other hand, shareholders of Biofermin who hold less than 200 shares of Biofermin as of the Record Time will be allotted less than 100 shares of Taisho HD, which are less than one Taisho HD share unit. They will be granted a right to receive dividends of Taisho HD with a reference date after the effective date of the Share Exchange according to the number of the shares less than one share unit, but such shares cannot be sold in the financial instruments exchange market. Shareholders who hold shares less than one share unit may request Taisho HD to purchase the shares they hold. For details of such procedures, please see “(Note 3) Treatment of shares less than one unit” in “(3) Details of Allotment in the Share Exchange” of “2. Outline of the Share Exchange” above. For details of handling of fractional shares less than one share in case such fractional shares remain after the Share Exchange, please see “(Note 4) Treatment of fractional shares less than one share” in “(3) Details of Allotment in the Share Exchange” of “2. Outline of the Share Exchange” above.

The shareholders of Biofermin may continue to trade the Biofermin shares they hold on the TSE as before and may exercise their legal rights stipulated in the Companies Act and other relevant laws or regulations until July 27, 2021 (scheduled), which is the final trading date of shares.

(4) Measures to Ensure Fairness (Including Measures to Avoid Conflict of Interests)

As Taisho HD already owns 7,632,021 shares of Biofermin (the ratio of voting rights to total number of issued shares outstanding as of March 31, 2021 (12,154,000 shares) is 63.8%) and Biofermin is a consolidated subsidiary of Taisho HD, Taisho HD and Biofermin determined that it is necessary to ensure the fairness of the Share Exchange and have implemented measures to ensure the fairness as follows.

i.	Obtaining of Valuation Reports from Independent Third-Party Valuation Agents

Taisho HD appointed SMBC Nikko Securities as its third-party valuation agent, which is independent of both of Taisho HD and Biofermin, and obtained a valuation report for the share exchange ratio dated May 14, 2021. For the outline of the report, please see “(2) Matters Concerning the Valuation.”

On the other hand, Biofermin appointed Daiwa Securities as its third-party valuation agent, which is independent of both of Taisho HD and Biofermin, and obtained a valuation report for the share exchange ratio dated May 13, 2021. The compensation for Daiwa Securities includes contingent fees to be paid contingent upon the execution of the Share Exchange. For the outline of the report, please see “(2) Matters Concerning the Valuation.”

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Neither Taisho HD nor Biofermin has obtained a written opinion (fairness opinion) from either of their third-party valuation agents stating that the Share Exchange Ratio is appropriate or fair from a financial perspective.

ii.	Advice from Independent Law Firms

Taisho HD appointed Anderson, Mori & Tomotsune, and Biofermin appointed Nakamura, Tsunoda & Matsumoto as a legal advisor for the Share Exchange, and they have received advice from each legal advisor regarding procedures of the Share Exchange and processes of decision-making method and processes from legal aspects. Anderson, Mori & Tomotsune and Nakamura, Tsunoda & Matsumoto are independent of both of Taisho HD and Biofermin, and do not have any material interest in them.

iii.	Obtaining of a Report from Special Committee Having No Interest in Biofermin

In order to ensure that Biofermin’s decision regarding the Share Exchange is made carefully, to eliminate the risk of arbitrariness and conflicts of interest in, and ensure fairness of, the decision-making process by Biofermin’s board of directors, and to confirm that the board of directors’ decision to implement the Share Exchange will not be disadvantageous to the minority shareholders of Biofermin, Biofermin has established the Special Committee on February 17, 2021 that is comprised of the following three persons: Mr. Hitoshi Inuga (an outside director of Biofermin (an audit and supervisory committee member)) and Mr. Toru Kawasaki (an outside director of Biofermin (an audit and supervisory committee member)) both of whom have no interest in Taisho HD and serve as an outside director of Biofermin and also as an independent officer registered on the TSE, and of Mr. Takashi Goto (an attorney at SHIOMIZAKA), an external expert who has no interest in Taisho HD and Biofermin. When examining the Share Exchange, Biofermin has consulted with the Special Committee on the following matters (collectively, the “Matters of Inquiry”): (i) whether the purpose of the Share Exchange is reasonable (including whether the Share Exchange will contribute to the enhancement of Biofermin’s enterprise value), (ii) whether fairness of the conditions of the Share Exchange is ensured, (iii) whether the benefit of shareholders of Biofermin is sufficiently considered through fair procedures in the Share Exchange, and (iv) in addition to (i) through (iii) above, whether it can be considered that the Share Exchange will not to be disadvantageous to the minority shareholders of Biofermin.

Biofermin’s board of directors has resolved that the decision of the board regarding the Share Exchange shall be made with utmost respect to the judgements of the Special Committee, and that the board shall grant the Special Committee a right to entrust an advisor of the Special Committee with examination of the Matters of Inquiry above if necessary (in such case, cost of such entrustment shall be borne by Biofermin). Exercising this right, the Special Committee has appointed Mr. Shinsuke Hasegawa (a certified accountant and tax accountant, the representative of Hasegawa CPA office) as its financial advisor. Biofermin’s board of directors has resolved that although negotiations related to the Share Exchange be conducted by Biofermin’s board of directors, the board shall ensure that the Special Committee may substantially affect the negotiation process regarding the terms and conditions of the transaction by reporting the status of the negotiation to the Special Committee in a timely manner, hearing their opinion on important aspects and conducting negotiations taking into consideration instructions and requests from the Special Committee. Also, Biofermin’s board of directors has resolved that it shall not execute the share exchange agreement for the Share Exchange if the Special Committee determines that the share exchange ratio or other conditions of the Share Exchange are not appropriate.

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The Special Committee held 9 meetings in total, which amounted to 9 hours and 26 minutes from February 17, 2021 to May 13, 2021. Outside the meetings, the Special Committee also carefully examined the Matters of Inquiry by expressing opinions, exchanging information and gathering information through emails and other means, and by holding discussions when necessary. More specifically, at the first meeting of the Special Committee, the Special Committee approved the appointments, which were made by Biofermin, of Daiwa Securities as a financial advisor and a third-party valuation agent, and of Nakamura, Tsunoda & Matsumoto as a legal advisor after confirming that they had no problems with their independence. Also, the Special Committee has approved the selection of directors at Biofermin who would be engaged in the examination, negotiations and determinations concerning the Share Exchange after confirming that they have no problem from the perspective of interests in Taisho HD. The Special Committee received explanation from Biofermin and had a question and answer session with Biofermin regarding the purpose of the Share Exchange, the background and circumstances that led to the Share Exchange, the method of preparation and contents of Biofermin’s business plan, which forms the basis for valuation of the share exchange ratio, and the examination system and method of decision-making for the Share Exchange, Biofermin’s view on the proposals from Taisho HD relating to the Share Exchange, and the impact of the Share Exchange on Biofermin’s enterprise value. The Special Committee has sent a questionnaire to Taisho HD regarding the purpose of the Share Exchange and other matters, and received explanation from Taisho HD and had a question and answer session with Taisho HD regarding the purpose of the Share Exchange, the background and circumstances that led to the Share Exchange, policies after the implementation of the Share Exchange and other matters. The committee also received explanation from Daiwa Securities, which is Biofermin’s financial advisor and third-party valuation agent, and had a question and answer session with Daiwa Securities as to the results of the valuation of the share exchange ratio and the scheme of the Share Exchange, and carefully examined these matters based on advice from Mr. Hasegawa on financial aspects. In addition, the Special Committee received advice from Nakamura, Tsunoda & Matsumoto and had a question and answer session with it regarding measures to ensure fairness in the procedures of the Share Exchange, method and process of decision-making by Biofermin’s board of directors concerning the Share Exchange, and other measures to avoid conflicts of interest. The Special Committee also has collected information on the Share Exchange from materials relevant to the Share Exchange submitted to them, and has discussed the Matters of Inquiry based on such information through careful discussions and examinations. Based on timely reports that the Special Committee has received on the backgrounds and details of the discussions and negotiations between Taisho HD and Biofermin regarding the Share Exchange, the Special Committee has been involved in the process of negotiations with Taisho HD until Biofermin received the final proposal on the Share Exchange Ratio from Taisho HD by holding several discussions on the method of negotiation and other matters and by expressing its opinion to Biofermin. Through these processes, the Special Committee has carefully discussed and considered the Matters of Inquiry based on these explanations, valuation results and other materials it examined, and has submitted a report to Biofermin’s board of directors on May 14, 2021 stating that the Share Exchange is not found to be disadvantageous to Biofermin’s minority shareholders. For the overview of the Special Committee’s opinion, please see “(3) Outline of Opinion Obtained from a Party who has No Conflicts of Interest in a Controlling Shareholder Stating that the Transaction, etc. would Not be Disadvantageous to the Minority Shareholders” in “8. Matters Related to Transactions, Etc. with Controlling Shareholders” below.

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iv.	Approval of All Directors Excluding those Who Have an Interest in the Companies

Among the seven directors of Biofermin, Mr. Ken Uehara also serves as a director of Taisho HD and as Executive Vice President of Taisho, and Mr. Yuji Koyama also serves as Corporate Officer and Head of Production Headquarters of Taisho. Therefore, at the meeting of Biofermin’s board of directors held today, which passed a resolution as to the Share Exchange, five directors excluding Mr. Ken Uehara and Mr. Yuji Koyama attended the discussion and passed the resolution with the unanimous approval with a view to avoiding conflicts of interest.

With a view to avoiding the conflicts of interest, Mr. Ken Uehara and Mr. Yuji Koyama have not been participated in discussions and negotiations concerning the Share Exchange from the standpoint of Biofermin.

4. Outline of the Companies that are Parties to the Share Exchange

		Wholly-owning parent company resulting from the share exchange	Wholly-owned subsidiary resulting from the share exchange
(1)	Name	TAISHO PHARMACEUTICAL HOLDINGS CO., LTD.	BIOFERMIN PHARMACEUTICAL CO.,LTD.
(2)	Address	3-24-1, Takada, Toshima-ku, Tokyo	1-1-2, Sannomiya-cho, Chuo-ku, Kobe-shi, Hyogo
(3)	Title and name of representative	Akira Uehara, Chief Executive Officer	Toshimichi Kunori, President
(4)	Description of business	Holding company which is responsible for the management of subsidiaries, etc. that produce and sell OTC pharmaceutical products, food and sundry goods, etc. as well as ethical pharmaceuticals, and for business incidental to or related to the above

- Production, sales and purchase of pharmaceuticals, designated quasi-pharmaceutical products, veterinary medicine, agricultural chemicals, other drugs, cosmetics, medical devices, foods, beverages, food additives, feed and feed additives

- Examinations including laboratory tests

- Any businesses incidental to or related to the above

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(5)	Stated capital	30,000 million JPY (as of March 31, 2021)	1,227 million JPY (as of March 31, 2021)
(6)	Date of incorporation	October 3, 2011	February 12, 1917
(7)	Number of issued shares	(Common stock) 85,139,653 shares	(Common stock) 12,154,000 shares
(8)	End of fiscal year	March 31	March 31
(9)	Number of employees	(Consolidated) 9,195 (as of March 31, 2021)	(Non-consolidated) 236 (as of March 31, 2021)
(10)	Major business partners	Taisho Pharmaceutical Co., Ltd.	Taisho Pharmaceutical Co., Ltd., Matsutani Chemical Industry Co., Ltd.
(11)	Major banks	Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd.	Resona Bank, Limited., Sumitomo Mitsui Banking Corporation, MUFG Bank, Ltd.
(12)	Major shareholders and shareholding ratios (as of March 31, 2021)

The Uehara Memorial Foundation

18.78%

Shoji Uehara

9.68%

Uehara Museum of Art

4.88%

The Master Trust Bank of Japan, Ltd. (Trust account)

4.30%

Sumitomo Mitsui Banking Corporation

3.76%

MUFG Bank, Ltd.

3.76%

Akira Uehara

2.68%

Custody Bank of Japan, Ltd.
(Trust account)

2.19%

KAJIMA CORPORATION

2.07%

Custody Bank of Japan, Ltd.

(the portion re-entrusted with Sumitomo Mitsui Trust Bank, Limited for Sumitomo Chemical Company, Limited retirement benefit trust account)

1.92%

TAISHO PHARMACEUTICAL HOLDINGS CO., LTD.

63.8%

The Master Trust Bank of Japan, Ltd. (Trust account)

1.8%

STATE STREET BANK AND TRUST CLIENT OMNIBUS ACCOUNT OM02 505002

1.1%

Custody Bank of Japan, Ltd.
(Trust account)

1.1%

Takahito Ohnishi

1.0%

Kazunori Teratani

0.8%

BBH FOR FIDELITY PURITAN TR: FIDELITY SR INTRINSIC OPPORTUNITIES FUND

0.8%

MUFG Bank, Ltd.

0.7%

HISA KINZOKU KOGYO CO., LTD.

0.7%

Akiko Kido

0.7%

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(13)	Relationship between the companies
	Capital relationship	Taisho HD owns 7,632,021 shares of Biofermin, of which voting rights account for 63.8% of all of Biofermin’s issued shares, and is the parent company of Biofermin.
	Personal relationship	One of the seven directors of Biofermin serves as a director of Taisho HD and Executive Vice President of Taisho, and another one serves as an executive officer of Taisho.
	Business relationship	Although there is no direct relation of transaction between Taisho HD and Biofermin, as products of Biofermin are sold via Taisho, a consolidated subsidiary of Taisho HD, trading with Taisho HD Group accounts for entire sales of Biofermin.
	Status as related parties	Since Biofermin is a consolidated subsidiary of Taisho HD, each of Taisho HD and Biofermin is the related party of the other.
(14)	Business results and financial position for the last three fiscal years
Fiscal year		Taisho HD (consolidated)			Biofermin (non-consolidated)
		FY ended March 2019	FY ended March 2020	FY ended March 2021	FY ended March 2019	FY ended March 2020	FY ended March 2021
	Net assets	724,137	739,778	758,406	28,246	29,407	30,441
	Total assets	821,782	864,974	876,923	31,165	32,417	33,384
	Net asset per share (JPY)	8,924.23	8,887,84	9,129.95	2,359.54	2,455.72	2,541.33
	Sales	261,551	288,527	281,980	11,542	11,924	10,811
	Operating profit	31,211	21,137	19,965	3,186	3,068	2,058
	Ordinary profit	40,851	24,474	25,946	3,273	3,139	2,120
	Net profit attributable to shareholders of the parent company	48,593	20,172	13,316	2,305	2,240	1,548
	Net profit per share (JPY)	608.80	252.74	166.84	192.78	187.33	129.45
	Dividend per share (JPY)	120	110	100	60	60	60

(In millions of yen unless specifically stated)

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(Note) The shareholding ratios are calculated based on the total number of issued shares excluding the treasury shares.

5. Status After the Share Exchange

Wholly-owning parent company resulting from the share exchange
(1)	Name	TAISHO PHARMACEUTICAL HOLDINGS CO., LTD.
(2)	Address	3-24-1, Takada, Toshima-ku, Tokyo
(3)	Title and name of representative	Akira Uehara, Chief Executive Officer
(4)	Description of business	Holding company which is responsible for the management of subsidiaries, etc. that produce and sell OTC pharmaceutical products, food and sundry goods, etc. as well as ethical pharmaceuticals, and for business incidental to or related to the above
(5)	Stated capital	30,000 million JPY
(6)	End of fiscal year	March 31
(7)	Net Assets	To be fixed
(8)	Total assets	To be fixed

6. Summary of Accounting

In Taisho HD’s consolidated accounts, the Share Exchange is expected to fall under the category of transactions under common control, etc. under the Accounting Standards for Business Combinations.

7.	Future Outlook

Biofermin is already a consolidated subsidiary of Taisho HD. Therefore, the impact of the Share Exchange on the operating results of Taisho HD and Biofermin is expected to be minor.

8.	Matters Related to Transactions, Etc. with Controlling Shareholders
(1)	Applicability of the Transaction, etc. with Controlling Shareholders and Status of Conformity with Policy for Measures to Protect Minority Shareholders

Taisho HD is a controlling shareholder that already holds 7,632,021 shares of the Biofermin Shares (the ratio of voting rights to total number of issued shares outstanding as of March 31, 2021 (12,154,000 shares) is 63.8%). Therefore, the Share Exchange constitutes a transaction, etc. with a controlling shareholder for Biofermin. As described in “Other Special Circumstances which may have Material Impact on Corporate Governance” in Biofermin’s corporate governance report disclosed on June 26, 2020, as its policy for the decision to execute the transaction with Taisho HD Group, upon making the decision regarding such transaction, Biofermin has obtained a written opinion from an independent third party having no interest in Taisho and Taisho HD to the effect that the decision of its board of directors to execute such transaction is not disadvantageous to the minority shareholders of Biofermin.

In addition, in terms of the Share Exchange, as described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflict of Interests)” under “3. Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange” above, Biofermin established the Special Committee and consulted on the Matters of Inquiry. As a result, as of May 14, 2021, Biofermin received a report from the Special Committee to the effect that the Share Exchange is not disadvantageous to the minority shareholders of Biofermin. Therefore, the Share Exchange conforms to Biofermin’s policy mentioned above.

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(2)	Matters Regarding Measures to Ensure Fairness and Measures to Avoid Conflicts of Interest

As described in “(1) Applicability of the Transaction, etc. with Controlling Shareholders and Status of Conformity with Policy for Measures to Protect Minority Shareholders” above, the Share Exchange constitutes a transaction, etc. with a controlling shareholder for Biofermin. Therefore, Biofermin has determined that measures to ensure fairness and to avoid conflicts of interest are necessary. Biofermin has carefully discussed and considered the terms and conditions of the Share Exchange at its board meeting, and has made decisions after ensuring fairness and avoiding conflicts of interest by taking the measures described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflict of Interests) under “3. Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange” above.

(3)	Outline of Opinion Obtained from a Party who has No Conflicts of Interest in a Controlling Shareholder Stating that the Transaction, etc. would Not be Disadvantageous to the Minority Shareholders

As described in “(4) Measures to Ensure Fairness (Including Measures to Avoid Conflict of Interests)” under “3. Basis, etc. for Details of Allotment of Shares Pertaining to the Share Exchange” above, in order to ensure that Biofermin’s decision regarding the Share Exchange is made carefully, to eliminate the risk of arbitrariness and conflicts of interest in, and ensure fairness of, the decision-making process by Biofermin’s board of directors, and to confirm that the board of directors’ decision to implement the Share Exchange will not be disadvantageous to the minority shareholders of Biofermin, Biofermin established the Special Committee and consulted on the Matters of Inquiry.

As a result, as of May 14, 2021, Biofermin received a report from the Special Committee as outlined below.

Outline of the Report

(i) Whether the purpose of the Share Exchange is reasonable

Biofermin is engaged in (i) OTC business (manufacture and distribution of OTC drugs and quasi-drugs that do not require prescriptions at the time of purchase), (ii) PD business (manufacture and distribution of pharmaceuticals that require prescriptions at the time of purchase), (iii) overseas business (distribution of lactic acid bacteria products in Southeast Asian countries including Taiwan and Hong Kong), and (iv) food business (manufacture and distribution of food and supplements containing lactic acid bacteria).

Biofermin has a history of more than 100 years since its founding. The name of “Biofermin” brand is extremely well recognized among general consumers and Biofermin is highly trusted for the products’ quality, efficacy and safety. In relation to the development of products, Biofermin possesses lactic acid bacteria strains that have been proven to be effective and safe, and also has a human and physical infrastructure that enables Biofermin to complete the processes from research and development (cultivation, etc.) to commercialization (drug product formulation and assurance of quality as pharmaceuticals) by itself. Furthermore, in the sales activities, Biofermin sells its products via Taisho HD Group, which is the top OTC product manufacturer, and it is significantly advantageous for Biofermin that it can utilize Taisho HD Group’s sales functions (sales and distribution functions such as sales channels and MRs).

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As to the relationship with Taisho HD Group, its parent company, since Biofermin became a subsidiary of Taisho HD Group in 2008, Biofermin has strengthened its partnership with Taisho HD Group by utilizing Taisho HD Group’s sales and distribution functions such as sales channels and MRs in Japan and overseas through exclusive sales of Biofermin products to Taisho HD Group, by receiving support from Taisho HD Group for Biofermin’s manufacturing, quality, and research and development, and by collaborating with Taisho HD Group on joint researches and other projects between the two companies.

Regarding the recent business environment, the domestic market for OTC products (antidiarrheal drug and intestinal drug) and PD products (live bacteria products), which are the main business fields of Biofermin, has grown steadily over the past ten years. In response to the growth, Biofermin’s sales have been growing steadily with the amount over 10 billion yen. However, its sales have declined in the most recent period due to the impact of the COVID-19 pandemic, and the significance and duration of the impact caused by the pandemic on Biofermin’s future businesses are uncertain. In addition, Biofermin faces issues such as its dependence on “Shin Biofermin S Fine Granules” in the OTC business, intensifying competition with other companies in the PD business and uncertainty in its new businesses such as overseas business and food business.

Biofermin and Taisho HD share a common understanding of these Biofermin’s management issues, and in order to overcome them, they examine specific qualitative synergy effects obtained by implementing specific measures. Specifically, in the OTC business and the PD business, they consider sharing and utilizing technologies and know-how in research and development, manufacture, quality control and distribution; in the overseas business, they consider developing and selling Biofermin products for countries where Biofermin has not yet expanded its business by referring to information on regulations, demand of consumers and other relevant matters in each country gathered by using the overseas network of Taisho HD Group; and in the food business, they consider sharing and utilizing technologies and know-how related to development, manufacture, marketing and distribution.

The above measures accurately grasp Biofermin’s management issues and are consistent with Biofermin’s mid-term policy. In addition, given the relationship between Biofermin and Taisho HD Group as well as Taisho HD Group’s business activities and their results, there are no reason to deny the feasibility of the above measures.

Considering these circumstances, it is possible to deem as reasonable and to accept Biofermin’s judgment that the Share Exchange will enable Biofermin to implement its bold and flexible business strategy, will contribute significantly to Biofermin’s continuous growth and development, and will contribute to the enhancement of the enterprise value of the entire group from the medium-to-long term perspective.

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On the other hand, possible disadvantages of the Share Exchange are also examined specifically to a practically reasonable extent, and no particular irrationality has been found in the examination. According to the conclusion of the examination, it cannot be acknowledged at least, that the Share Exchange will present disadvantages that clearly exceed the aforementioned advantages. Also, there seems to be no reason to believe that there is a more effective alternative to the Share Exchange in terms of the enhancement of Biofermin’s enterprise value.

Accordingly, the Special Committee believes that the Share Exchange will contribute to the enhancement of Biofermin’s enterprise value and that the purpose of the Share Exchange is reasonable.

(ii) Whether fairness of the conditions of the Share Exchange is ensured

By giving comprehensive consideration to the fact that (i) the implementation of measures to ensure fairness, including the establishment and involvement of the Special Committee, secures a situation which can be equated with that of an arm’s length transaction in the process of forming the Share Exchange Ratio, and in fact, an agreement has been reached through sincere negotiations between the parties, (ii) the valuation report has been prepared by a third-party agent independent from Biofermin and Taisho HD, which is a major company that has many achievements in Japan, and there are no unreasonable aspects in the financial projection or preconditions, etc., that serve as bases of the valuation and the valuation method and results are deemed reasonable, and the Share Exchange Ratio is at a level which exceeds the upper limit of the range of the average market price method and exceeds the median of the range of the DCF Analysis, and (iii) it can be evaluated that this project has secured the levels of premium that are in no way inferior relative to similar projects, it is presumed that the minority shareholders of Biofermin will be able to achieve not only “the values that can be accomplished without implementing the Share Exchange” but also “the expected effect in the increase of enterprise value through the Share Exchange” to a considerable extent by receiving the Taisho HD Shares based on the Share Exchange Ratio in the Share Exchange.

Further, the method of and considerations for the Share Exchange are not disadvantageous to the minority shareholders of Biofermin, and therefore, the scheme or other conditions of the transaction are also acceptable.

Based on the above, fairness of the conditions of the Share Exchange is ensured.

(iii) Whether the benefit of shareholders of Biofermin is sufficiently considered through fair procedures in the Share Exchange

In the Share Exchange, various measures to ensure fairness, such as the establishment of the Special Committee (including the implementation of practical measures to enhance the effectiveness of the Special Committee), the early appointment of independent outside experts (financial advisors and legal advisors), and the obtainment of professional advice and valuation reports, the exclusion of interested parties in the discussion, negotiation and resolution of the Share Exchange, and the enhancement of transparency in procedures by fully providing information to minority shareholders, have been implemented.

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In light of the specific circumstances of the Share Exchange, from the viewpoints of both (i) securing a situation which can be equated with that of an arm’s length transaction in the process of forming the Share Exchange Ratio and (ii) ensuring opportunities for minority shareholders to make appropriate decisions based on sufficient information, it is considered that the contents of such measures to ensure fairness are necessary and sufficient with respect to its contents and combinations, and have been actually implemented in an effective manner.

Based on the above, it is deemed that the benefit of shareholders of Biofermin is sufficiently considered through fair procedures in the Share Exchange.

(iv) In addition to (i) through (iii) above, whether it can be considered that the Share Exchange will not to be disadvantageous to the minority shareholders of Biofermin

(i)	The Share Exchange will contribute to the enhancement of the enterprise value of Biofermin and the purposes of the Share Exchange are reasonable

Biofermin’s sales have declined in the most recent period due to the impact of the COVID-19 pandemic, and the significance and duration of the impact caused by the pandemic on Biofermin’s future businesses are uncertain. In addition, Biofermin faces issues such as its dependence on “Shin Biofermin S Fine Granules” in the OTC business, intensifying competition with other companies in the PD business and uncertainty in its new businesses such as overseas business and food business.

In order to overcome the above, Biofermin and Taisho HD are conducting the following: in the OTC business and the PD business, they consider sharing and utilizing technologies and know-how in research and development, manufacture, quality control and distribution; in the overseas business, they consider developing and selling Biofermin products for countries where Biofermin has not yet expanded its business by referring to information on regulations, demand of consumers and other relevant matters in each country gathered by using the overseas network of Taisho HD Group; and in the food business, they consider sharing and utilizing technologies and know-how related to development, manufacture, marketing and distribution. Moreover, the merits of the Share Exchange outweigh the possible disadvantages, and there are no alternative means to enhance the enterprise value other than the Share Exchange, and therefore, the purposes of the Share Exchange are reasonable.

(ii)	Fairness of the conditions of the Share Exchange is ensured

The implementation of measures to ensure fairness, including the establishment and involvement of the Special Committee, secures a situation which can be equated with that of an arm’s length transaction in the process of forming the Share Exchange Ratio. In addition, the valuation report has been prepared by a third-party agent independent from Biofermin and Taisho HD, which is a major company that has many achievements in Japan, and the valuation method and results are reasonable, and therefore, it can be said that fairness of the conditions of the Share Exchange is ensured.

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(iii)	Whether the Share Exchange was conducted through fair procedures

Measures to ensure fairness, such as the establishment of the Special Committee, the early appointment of independent outside experts, and the obtainment of professional advice and valuation reports, the exclusion of interested parties in the discussion, negotiation and resolution of the Share Exchange, and the enhancement of transparency in procedures by fully providing information to minority shareholders, have been implemented.

From the viewpoints of both securing a situation which can be equated with that of an arm’s length transaction in the process of forming the Share Exchange Ratio and ensuring opportunities for minority shareholders to make appropriate decisions based on sufficient information, the contents of such measures to ensure fairness are necessary and sufficient with respect to its contents and combinations, and have been implemented through fair procedures.

Based on the above, it is considered that the Share Exchange will not be disadvantageous to the minority shareholders of Biofermin.

END

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(Reference) (Consolidated) operating results forecast for the current period, and (consolidated) operating results for the previous period

Taisho HD

(In millions of yen)

	Consolidated sales	Consolidated operating profit	Consolidated ordinary profit	Net profit attributable to shareholders of the parent company
Results forecast for the current period (FY ending March 2022)	269,000	14,500	18,500	10,500
Results for the previous period (FY ended March 2021)	281,980	19,965	25,946	13,316

Biofermin

(In millions of yen)

	Sales	Operating profit	Ordinary profit	Net profit attributable to shareholders of the parent company
Results forecast for the current period (FY ending March 2022)	11,100	1,970	2,040	1,460
Results for the previous period (FY ended March 2021)	10,811	2,058	2,120	1,548

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